Exhibit 5(d)

March 20, 2006

Xerox Corporation

$700,000,000 Aggregate Principal Amount

6.40% Senior Notes Due 2016

Ladies and Gentlemen:

We have acted as counsel to Xerox Corporation, a New York corporation (the “Company”), in connection with the public offering and sale by the Company of $700 million aggregate principal amount of 6.40% Senior Notes due 2016 (the “Notes”) to be issued under a third supplemental indenture, dated as of March 20, 2006 (the “Third Supplemental Indenture”), among the Company, the Guarantor (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) to an indenture, dated as of June 25, 2003 (the “Base Indenture”), between the Company and the Trustee and as supplemented by a first supplemental indenture, dated as of June 25, 2003, among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture”), and by a second supplemental indenture, dated as of August 10, 2004, among the Company, the Guarantor and the Trustee (the “Second Supplemental Indenture” and, together with the Third Supplemental Indenture, the First Supplemental Indenture and the Base Indenture, the “Indenture”). The Indenture provides that the Notes are to be guaranteed (the “Guarantee”) by Xerox International Joint Marketing, Inc., a Delaware corporation (the “Guarantor”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture and the Registration Statement on Form S-3 (Registration Nos. 333-111623, 333-111623-01 and 333-111623-02) (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration under the

Securities Act of various securities of the Company and guarantees of certain securities of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing, we are of the opinion that the Notes issued by the Company and the Guarantee issued by the Guarantor have been duly authorized and executed by the Company and the Guarantor, respectively, and, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered, the Notes and the Guarantee will constitute legal, valid and binding obligations of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their respective terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Very truly yours,

/s/ CRAVATH, SWAINE & MOORE LLP
Xerox Corporation
Xerox International Joint Marketing, Inc.

In care of Xerox Corporation
800 Long Ridge Road
Stamford, CT 06904